   Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-192094
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 21, 2013)

Yuma Energy, Inc.

$18,829,742

9.25% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)

_______________________________________________

Common Stock

This prospectus supplement relates to the issuance and sale of up to $18,829,742 in the aggregate of shares of our 9.25% Series A Cumulative Redeemable Preferred Stock, no par value per share with a liquidation preference of $25.00 per share, which we refer to in this prospectus supplement as the Series A Preferred Stock, and of shares of our common stock, no par value per share, which we refer to as common stock in this prospectus supplement, from time to time through MLV & CO. LLC, or MLV, acting as our agent, pursuant to the terms of an At Market Issuance Sales Agreement, or sales agreement, that we have entered into with MLV.

The Series A Preferred Stock is currently traded on the NYSE MKT under the symbol “YUMAprA.” On December 18, 2014, the last reported sales price of the Series A Preferred Stock on the NYSE MKT was $17.50 per share.

Our common stock is currently traded on the NYSE MKT, under the symbol “YUMA.” On December 18, 2014, the last reported sales price of our common stock on the NYSE MKT was $2.68 per share.

We will pay monthly cumulative dividends on the Series A Preferred Stock on the 1st day of each calendar month (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) when, as and if declared by our board of directors. Dividends will accrue from, and including, the date of original issuance at an annual rate of 9.25% per annum, based on the $25.00 per share liquidation preference (equivalent to $2.3125 per annum per share).

The Series A Preferred Stock will not be redeemable before October 23, 2017, except as described below upon the occurrence of a Change of Control. On or after October 23, 2017 we may, at our option, redeem any or all of the shares of the Series A Preferred Stock at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Change of Control, we may, at our option, redeem any or all of the shares of Series A Preferred Stock within 120 days after the first date on which such Change of Control occurred at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless we repurchase, redeem or convert it into our common stock in connection with a Change of Control.

Under the sales agreement, MLV may sell shares of our Series A Preferred Stock and our common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, including without limitation sales made directly on or through the NYSE MKT, on any other existing trading market for the shares or to or through a market maker other than on an exchange, or by any other method permitted by law including in negotiated transactions at market prices prevailing at the time of sale. MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us.

Subject to the terms and conditions of the sales agreement, MLV is not required to sell any specific number or dollar amount of shares of our Series A Preferred Stock or common stock offered by this prospectus supplement, but will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell such shares. Such sales will be at market prices prevailing at the time of sale. There is no specific date on which the offering will end; there are no minimum purchase requirements; and there are no arrangements to place the proceeds of the offering in an escrow, trust or similar account. MLV, when MLV is acting as our agent, will be entitled to compensation of up to 6.0% of the gross sales proceeds from the sales of shares of Series A Preferred Stock and our common stock. MLV may be deemed an underwriter, within the meaning of the Securities Act, in connection with any sales of our Series A Preferred Stock or common stock on our behalf, and the compensation payable to MLV may be deemed to be underwriting commissions or discounts. See “Plan of Distribution” beginning on page S-38 of this prospectus supplement.

The Series A Preferred Stock has not been rated. Investing in the Series A Preferred Stock and common stock involves a high degree of risk. You should carefully consider the risks relating to an investment in the Series A Preferred Stock, our common stock and each of the other risk factors described under “Risk Factors” beginning on page S-12 of this prospectus supplement, on page 2 of the accompanying prospectus, and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein, before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 19, 2014.

Prospectus

ABOUT THIS PROSPECTUS	1

PYRAMID OIL COMPANY	2

RISK FACTORS	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2

USE OF PROCEEDS	3

THE SECURITIES THAT WE MAY OFFER	3

DESCRIPTION OF COMMON STOCK	3

DESCRIPTION OF PREFERRED STOCK	3

DESCRIPTION OF WARRANTS	5

DESCRIPTION OF UNITS	6

PLAN OF DISTRIBUTION	7

LEGAL MATTERS	9

EXPERTS	9

WHERE YOU CAN FIND MORE INFORMATION	9

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	9

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts—the first part is this prospectus supplement, which describes the specific terms of this offering of Series A Preferred Stock and common stock, and the second part is the accompanying prospectus, which provides more general information about us and the securities registered thereunder, some of which may not apply to this offering. This document also includes those documents and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 (Registration No. 333-192094) that we filed with the Securities and Exchange Commission (“SEC”) on November 1, 2013, as part of a shelf registration process, and was declared effective by the SEC on November 21, 2013. Under the shelf registration process, we may offer to sell common stock, preferred stock, warrants and units of Yuma Energy, Inc., from time to time, in one or more offerings, up to $30.0 million in total aggregate offering price. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined, including all documents and other information incorporated by reference herein.

This prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized to be distributed to you in connection with this offering, and the documents and other information incorporated by reference herein and therein, include important information about us, the Series A Preferred Stock and our common stock being offered hereby, and other information you should know before investing in our securities. This prospectus supplement may supplement, update, or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein. We urge you to carefully read this prospectus supplement, including the “Risk Factors,” the accompanying prospectus, any free writing prospectus that we authorize to be distributed to you, the information incorporated by reference herein and therein (including the documents described in “Where You Can Find More Information” in both this prospectus supplement and the accompanying prospectus), and any additional information you may need to make your investment decision, before buying any of the securities being offered under this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus we have authorized to be distributed to you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with any other information. You should not rely on any unauthorized information or representation. You should assume that the information in this prospectus supplement, the accompanying prospectus, and any free writing prospectus authorized to be distributed by us is accurate only as of the date on the front cover of the applicable document and that any information incorporated by reference in such documents is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations, and prospects may have changed since such dates.

All references in this prospectus supplement to “we,” “our,” “us,” the “Company,” or “Yuma” refer to Yuma Energy, Inc., a California corporation, and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires. All references in this prospectus supplement to “Yuma Co.” refer to The Yuma Companies, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, unless otherwise indicated or the context otherwise requires. All references in this prospectus supplement to “Pyramid” refer to the Company prior to the consummation of the merger, unless otherwise indicated or the context otherwise requires.

This prospectus supplement is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. We are not making any representation to you regarding the legality of an investment in the Series A Preferred Stock and common stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial, and related aspects of a purchase of the Series A Preferred Stock and common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus supplement and the accompanying prospectus are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “intends,” “plans,” “pursue,” “target,” “continue,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” or “potential,” the negative of such terms or variations thereon, or other comparable terminology. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	the potential for us to experience additional operating losses;

●	debt costs under our existing credit facility;

●	potential limitations imposed by debt covenants under our credit agreement on our growth and our ability to meet our business objectives;

●	our ability to meet the financial covenants contained in our credit agreement;

●	availability of capital and the ability to repay indebtedness when due;

●	whether we are able to complete or commence our drilling projects within our expected time frames;

●	litigation risks;

●	our ability to perform under the terms of our oil and gas leases, including meeting the funding or work commitments of those agreements;

●	our ability to successfully acquire, integrate and exploit new productive assets in the future;

●	whether we can establish production on certain leases in a timely manner before expiration;

●	our ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves;

●	the need to discover or acquire new reserves in the future to avoid declines in production;

●	our experience with horizontal drilling;

●	risks associated with the hedging of commodity prices;

●	our dependence on third party transportation facilities;

●	adverse effects of the national and global economic downturns on our ability to obtain reasonable financing and on the prices of our common and preferred stock;

●	the imprecise nature of our reserve estimates;

●
the risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes, especially in prospects in which we have made a large capital commitment relative to the size of our capitalization structure;

●	the timing and successful drilling and completion of natural gas and oil wells;

●	availability and cost of rigs and other materials and operating equipment;

●	timely and full receipt of sale proceeds from the sale of our production;

●	the ability to find, acquire, market, develop and produce new natural gas and oil properties;

●	interest rate volatility;

●	uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

●	our experience with horizontal drilling;

●	operating hazards attendant to the natural gas and oil business including weather, environmental risks, accidental spills, blowouts and pipeline ruptures, and other risks;

●	downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

●	potential mechanical failure or under-performance of significant wells, production facilities, processing plants or pipeline mishaps;

●	actions or inactions of third-party operators of our properties;

●	actions or inactions of third-party operators of pipelines or processing facilities;

●	the ability to find and retain skilled personnel;

●	strength and financial resources of competitors;

●	fluctuating oil and gas prices and the impact on our results from operations;

●	differences between the present value of cash flows from proved reserves and the market value of those reserves;

●	the existence within the industry of risks that may be uninsurable;

●	strong industry competition;

●
constraints on production and costs of compliance that may arise from current and future environmental, Federal Energy Regulatory Commission and other statutes, rules and regulations at the state and federal level;

●	new regulation on derivative instruments used by us to manage our risk against fluctuating commodity prices;

●	the impact that future legislation could have on access to tax incentives we currently enjoy;

●	that no dividends may be paid on our common stock for some time;

●	the impact of non-cash gains and losses from derivative accounting on future financial results;

●	risks to non-affiliate stockholders arising from the substantial ownership positions of affiliates; and

●	our ability to pay dividends on our preferred stock.

These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. Any forward-looking statement in this prospectus supplement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Discussions containing these forward-looking statements are also contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarters ended since our most recent Annual Report, our Current Reports on Form 8-K, as well as any amendments we make to those filings with the SEC.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

Company Overview

The Company is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas properties, primarily through the use of 3-D seismic surveys, in the U.S. Gulf Coast and California. The Company has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. The Company’s current operations are focused on onshore central Louisiana, where the Company is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, the Company has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. As a result of the transaction described below in “Recent Developments,” the Company underwent a substantial change in ownership, management, assets and business strategy, all effective as of September 10, 2014.

Recent Developments

Merger – Change in Management, Control and Business Strategy

On September 10, 2014, a wholly-owned subsidiary of the Company merged with and into Yuma Energy, Inc., a Delaware corporation (“Yuma Co.”), in exchange for 66,336,701 shares of common stock and the Company changed its name to “Yuma Energy, Inc.” (the “merger”). As a result of the merger, the former Yuma Co. stockholders received approximately 93% of the then outstanding common stock of the Company and thus acquired voting control. Although the Company was the legal acquirer, for financial reporting purposes the merger was accounted for as a reverse acquisition of the Company by Yuma Co.

Subsequent to the merger, Sam L. Banks assumed the role of Chairman, President and Chief Executive Officer, Paul D. McKinney became Executive Vice President and Chief Operating Officer, and Kirk F. Sprunger became Chief Financial Officer, Treasurer and Corporate Secretary. Our board of directors was reconstituted to include the directors of Yuma Co., Sam L. Banks, James W. Christmas, Frank A. Lodzinski, Ben T. Morris, Richard K. Stoneburner, and Richard W. Volk. Also, as part of the merger, our headquarters were relocated to Houston, Texas.

Bank Credit Agreement

On October 14, 2014, we entered into the Fifth Amendment to our Credit Agreement (the “credit agreement”) with Société Générale (the “Bank”) which provides for a line of credit until May 20, 2017. Pursuant to the credit agreement, we secured a credit facility (the “credit facility”), which is available to provide financing of up to $44.5 million. The credit agreement is secured by a first lien on substantially all of Yuma Co.’s assets. The credit facility has a $40.0 million conforming borrowing base, with a $4.5 million additional non-conforming borrowing base, providing for a total borrowing base of $44.5 million, and is subject to redetermination on March 1 and October 1 of each year. As of June 30, 2014, the borrowing base was $44.5 million and long-term debt outstanding was $24.78 million. Amounts borrowed under the credit agreement bear interest at either (a) the LIBOR rate plus 2.25% to 3.75% or (b) the prime rate plus 1.25% to 2.75%, depending on the amount borrowed under the credit facility. The credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to incur additional indebtedness, create liens on assets, sell certain assets and engage in certain transactions with affiliates. The credit facility also requires the maintenance of certain financial ratios.

Our Business Strategy and Core Competencies

Our business strategy is to achieve long-term growth in production and cash flow on a cost-effective basis. We focus on maximizing our return on capital employed and adding production and reserves through the development of our Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex, Hackberry, Bakken, Three Forks, and Monterey Shale acreage.

Several of the key elements of our business strategy are as follows:

»	transition existing inventory of reserves into oil and natural gas production;

»	add to project inventory through ongoing prospect generation, exploration and strategic acquisitions;

»	acquire additional working interests within drilling units in existing operated proved undeveloped locations; and

»	retain a greater percentage working interest in, and operatorship of, our projects going forward.

Our core competencies include generating:

»	unconventional oil resource plays;

»	onshore liquids-rich projects through the use of 3-D seismic surveys; and

»	identification of high impact deep onshore prospects located beneath known producing trends through the use of 3-D seismic surveys.

Our Key Strengths and Competitive Advantages

Extensive technical knowledge and history of operations in the Gulf Coast region. Since 1983 Yuma Co. or its predecessor has operated in the Gulf Coast region, which is an area that extends through Texas, Louisiana and Mississippi. Our extensive understanding of the geology and experience in interpreting well control, core and 3-D seismic data in this area provides us with a competitive advantage in exploring and developing projects in the Gulf Coast region. We have cultivated amicable and mutually beneficial relationships with acreage owners in this region and adjacent oil and gas operators, which generally provides for effective leasing and development activities.

In-house technical expertise in 3-D seismic programs. We design and generate in-house 3-D seismic survey programs on many of our projects. By controlling the 3-D seismic program from field acquisition through seismic processing and interpretation, we gain a competitive advantage through proprietary knowledge of the project.

Liquids-rich, quality assets with attractive economics. Our reserves and drilling locations are primarily oil plays with associated liquids-rich natural gas.

Diversified portfolio of producing and non-producing assets. Our current portfolio of producing and non-producing assets covers a large area within the U.S. Gulf Coast, the Bakken/Three Forks shale in North Dakota and Kern and Santa Barbara Counties in California.

Significant inventory of oil and gas assets. We have a significant inventory of both proved reserves and significant growth assets that we believe can be developed over the near to medium term. In addition, we have the ability to organically generate new oil and gas prospects and projects through techniques utilized by our experienced management team, which include (1) analyzing subsurface data and 2-D seismic data to identify areas where a 3-D seismic survey could be acquired for the generation of oil and gas prospects, (2) negotiating mineral rights with large landowners in prospective areas, and (3) reprocessing of older 3-D seismic surveys utilizing new technology. Once these techniques are applied, the technical team surveys prospective areas for new oil and gas deposits and what methods might be employed to identify those likely locations. In recent years, the predominant method used has been to conduct 3-D seismic surveys. Once a survey has been acquired, the team evaluates the seismic data.

Company operated assets. In order to maintain better control over our assets, we have established a leasehold position comprised primarily of assets where we are the operator. By controlling operations, we are able to dictate the pace of development and better manage the cost, type and timing of exploration and development activities.

Experienced management team. We have a highly qualified management team with many years of industry experience, including extensive experience in the Gulf Coast region. Our team has substantial expertise in the design, acquisition, processing and interpretation of new 3-D seismic surveys, and our experienced operations staff allows for efficient turnaround from project identification to drilling to production.

Experienced board of directors. Our directors have substantial experience managing successful public companies and realizing value for investors through the development, acquisition and monetization of both conventional and unconventional oil and gas assets in the Gulf Coast region.

Corporate Information

Yuma Energy, Inc. (formerly Pyramid Oil Company) was incorporated in California on October 9, 1909. Our principal offices are located at 1177 West Loop South, Suite 1825, Houston, Texas 77027, and our telephone number is (713) 968-7000. Our website is www.yumaenergyinc.com. Unless specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, information that you may find on our website, or any other website, is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of certain terms of the Series A Preferred Stock, our common stock and this offering. For a description of the Series A Preferred Stock, please see the sections entitled “Description of the Series A Preferred Stock” in this prospectus supplement and “Description of Preferred Stock” in the accompanying prospectus. For a description of our common stock, please see the section entitled “Description of the Common Stock” in this prospectus supplement and “Description of Common Stock” in the accompanying prospectus.

Issuer	Yuma Energy, Inc.

Securities Offered	Up to $18,829,742 in the aggregate of shares of 9.25% Series A Cumulative Redeemable Preferred Stock and of shares of our common stock.

Commercially Reasonable Efforts
MLV is not required to sell any specific number or dollar amount of our Series A Preferred Stock or our common stock, but has agreed to make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between MLV and us. See “Plan of Distribution” beginning on page S-38.

Dividends
Holders of the Series A Preferred Stock will be entitled to receive cumulative cash dividends accruing from, and including, the date of original issuance at an annual rate of 9.25% per annum, based on the $25.00 per share liquidation preference (equivalent to $2.3125 per annum per share).

Under certain conditions relating to non-payment of dividends on the Series A Preferred Stock or if the Series A Preferred Stock is no longer listed on a National Exchange (as defined below), the dividend rate on the Series A Preferred Stock shall be increased by 2.0% per annum (which will be the equivalent of a 11.25% rate per annum), which is referred to as the “Penalty Rate.”

Dividends will be payable monthly on the 1st day of each calendar month; provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day. Dividends will accrue and be cumulative from, and including, the date of original issuance.

All dividends shall accrue daily during the relevant dividend period. For the definition of “dividend payment date” and “dividend period” please see the section entitled “Description of the Series A Preferred Stock—Dividends.”

Penalties as a Result of Failure to Maintain a Listing on a National Exchange
If we fail to maintain a listing of the Series A Preferred Stock on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “National Exchange”), for 180 consecutive days, then (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series A Preferred Stock, voting separately as a class upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on such board. Such increased dividend rate and director service will continue for so long as the shares of Series A Preferred Stock are not listed on a National Exchange.

Penalties as a Result of Failure to Pay Dividends
If, at any time, there is a dividend default because cash dividends on the outstanding Series A Preferred Stock are accrued but not paid in full for any monthly dividend period within a quarterly period for a total of six (6) consecutive or non-consecutive quarterly periods, then, (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the first day after the dividend payment date on which such dividend default occurs; and (ii) the holders of Series A Preferred Stock, voting separately as a class will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on such board. Once all of the accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full and cash dividends at the Penalty Rate have been paid in full for the two most recent quarterly periods, the dividend rate will be restored to the stated rate and the term of office of all directors so elected will terminate with the termination of such voting rights. The foregoing provisions will not be applicable unless there is again a failure to pay a dividend during any future monthly period.

No Maturity
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them as described below under “—Optional Redemption” or “—Special Optional Redemption” or they are converted by the holders thereof as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption
The Series A Preferred Stock is not redeemable until October 23, 2017, except as described below under “—Special Optional Redemption.” On and after October 23, 2017 we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. See “Description of the Series A Preferred Stock—Redemption—Optional Redemption.”

Special Optional Redemption
Upon the occurrence of a Change of Control as defined below, provided no Limiting Document (as defined below) may prohibit it, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined herein), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of Series A Preferred Stock will not have the Change of Control Conversion Right described below under “Conversion Rights” with respect to the shares of Series A Preferred Stock called for redemption. Please see the section entitled “Description of the Series A Preferred Stock—Redemption—Special Optional Redemption” in this prospectus supplement.

A “Change of Control” is deemed to occur when any of the following has occurred and is continuing on the date:

●
a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our total voting stock;

●	we sell, transfer, or otherwise dispose of all or substantially all of our assets; or

●
the consummation of a merger or share exchange with another entity when our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or when members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right, subject to our election to redeem the Series A Preferred Stock in whole or part, as described above under “—Optional Redemption” or “—Special Optional Redemption,” prior to the Change of Control Conversion Date, to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock equal to the lesser of:

●
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date (as defined herein) and prior to the corresponding dividend payment date (as defined herein) for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

●	14.12 (the “Share Cap”), subject to adjustments for any splits, subdivisions or combinations of our common stock;

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus supplement.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and a description of certain adjustments and provisions for the receipt of alternative consideration that may be applicable to the conversion of Series A Preferred Stock in the event of a Change of Control, and for other important information, please see the section entitled “Description of the Series A Preferred Stock—Change of Control Conversion Rights.” For definitions of “dividend payment date” and “dividend record date,” please see the section entitled “Description of the Series A Preferred Stock—Dividends.”

Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled “Description of the Series A Preferred Stock—Liquidation Preference.”

Ranking
The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (i) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (ii) and (iii) below; (ii) junior to all equity securities we issue which do not have dividend rights and which have terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the distribution of our assets upon liquidation, dissolution or winding up; (iii) on parity with all other equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the distribution of our assets upon liquidation, dissolution or winding up; and (iv) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiaries and any future subsidiaries. Please see the section entitled “Description of the Series A Preferred Stock—Ranking.”

Voting Rights
Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for any monthly dividend period within a quarterly period for a total of six (6) consecutive or non-consecutive quarterly periods, the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required for us to authorize or issue any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our restated articles of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. Please see the section entitled “Description of the Series A Preferred Stock—Voting Rights.”

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holders of Series A Preferred Stock, subject to certain exceptions described in this prospectus supplement. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing	Our common stock and our Series A Preferred Stock each trade on the NYSE MKT under the symbol “YUMA” and “YUMAprA,” respectively.

Use of Proceeds
We expect to utilize most of the net proceeds from this offering along with our cash flow and our credit facility to fund drilling and development expenditures on our on our existing inventory of exploration and development drilling projects and for incremental leasehold acquisitions. Please see the section entitled “Use of Proceeds” in this prospectus supplement on page S-16.

Risk Factors
Investing in our Series A Preferred Stock and our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities.

Material U.S. Federal Income Tax Considerations
For a discussion of the material federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock and any common stock received upon conversion of the Series A Preferred Stock, please see the section entitled “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book-Entry and Form
The Series A Preferred Stock will be issued and maintained in book entry form registered in the name of the nominee of The Depository Trust Company, or “DTC.” Purchases of our common stock will be recorded in electronic form through the DTC.

RISK FACTORS

Investing in our securities involves risks. Our business, financial condition, operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, together with any material changes thereto contained in the subsequently filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” beginning on page S-40. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Related to this Offering

The market value of the Series A Preferred Stock and common stock could be adversely affected by various factors.

The trading price of the shares of Series A Preferred Stock and common stock may depend on many factors, including:

●	market liquidity;

●	prevailing interest rates;

●	the market for similar securities;

●	general economic conditions; and

●	our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the Series A Preferred Stock to decrease.

We could be prevented from paying cash dividends on the Series A Preferred Stock.

Although dividends on the series A Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series A Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law.

Under California law, cash dividends on capital stock may not be paid if, after giving such dividend payment effect, we would be unable to pay our debts as they become due or our total assets would be less than our total liabilities. Unless we continue to have more assets than liabilities, our ability to pay cash dividends on the Series A Preferred Stock would require we pay dividends out of the excess of the amount of our assets over the amount of our liabilities.

Further, even if the amount of our assets exceeds our liabilities, we may not have sufficient cash to pay dividends on the Series A Preferred Stock.

Our credit agreement contains provisions that prohibit us from paying cash dividends or dividends paid in equity interests if a default or an event of default exists at the time of, or would be caused by, such payment. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series A Preferred Stock. Future debt, contractual provisions, or arrangements that we may enter into in the future may also restrict or prevent future dividend payments.

The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions, and other factors affecting us as a whole. Accordingly, there is no guarantee that we will be able to pay any dividends on the Series A Preferred Stock.

We may depend on the ability of our subsidiaries to transfer funds to us to meet our dividend payment and other obligations.

Our principal revenue generating activities are in our subsidiaries and our ability to pay dividends, interest payments, loans and other distributions is limited by our subsidiaries’ operating results and their ability to transfer cash to us.

The Series A Preferred Stock has not been rated by any independent rating organization and our payment obligations with respect to the shares of Series A Preferred Stock will be effectively subordinate to all of our existing and future debt.

The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, the Series A Preferred Stock will be subordinate to all of our existing and future debt and all future capital stock designated as senior to the Series A Preferred Stock with respect to dividend rights and rights upon our liquidation, winding up or dissolution. As of October 10, 2014, our total outstanding indebtedness was approximately $29.6 million. We may incur additional indebtedness in the future, including increases in the amount drawn under our credit agreement, to financing the development of our properties. The terms of the Series A Preferred Stock do not require us to obtain the approval of the holders of the Series A Preferred Stock prior to incurring additional indebtedness. Our obligation to repay borrowings, including any future draws under our credit agreement, will be senior to the payment of dividends on the Series A Preferred Stock. Further, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on the Series A Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to the Series A Preferred Stock and would be required to be paid before any payments could be made to holders of the Series A Preferred Stock.

Investors should not expect us to redeem the Series A Preferred Stock on the date the Series A Preferred Stock becomes redeemable by us or on any particular date afterwards.

The shares of Series A Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. By its terms, the Series A Preferred Stock may be redeemed by us at our option, either in whole or in part, at any time on or after October 23, 2017, except upon the occurrence of a Change of Control. Any decision we may make at any time to redeem the Series A Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders’ equity and general market conditions at that time.

You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion rights may not adequately compensate you and may make it more difficult for a party to take over the Company or discourage a party from taking over the Company.

Upon the occurrence of a Change of Control, each holder of the Series A Preferred Stock may have the right to convert some or all of their Series A Preferred Stock into shares of our common stock (or equivalent value of alternative consideration). Notwithstanding the foregoing, holders of Series A Preferred Stock will not be able to convert their Series A Preferred Stock if, prior to the date on which the shares of the acquiring entity are converted pursuant to a Change of Control, we have provided or provide notice of our election to redeem the Series A Preferred Stock, in which case, holders will have the right only with respect to shares of Series A Preferred Stock that are not selected for redemption unless we default in payment of the redemption price.

Notwithstanding that we generally may not redeem the Series A Preferred Stock prior to October 23, 2017, we have right to redeem the Series A Preferred Stock in the event of such a Change of Control, and holders of the Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date unless we default in payment of the redemption price. See “Description of the Series A Preferred Stock—Redemption—Optional Redemption” on page S-22 and “Description of the Series A Preferred Stock—Redemption—Special Optional Redemption” on page S-22.

The type of “Change of Control” transaction in which the conversion rights apply, and in which we have the right to redeem the Series A Preferred Stock, is very limited. A “Change of Control” under these circumstances shall be deemed to have occurred when, after any share of Series A Preferred Stock is originally issued by us, any of the following has occurred and is continuing: (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our voting stock; (ii) we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) the consummation of a merger or share exchange with another entity when our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or when members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

In addition, the Change of Control conversion feature of the Series A Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring, or preventing certain Change of Control transactions of our company under circumstances that otherwise could provide the holders of our common stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

Holders of Series A Preferred Stock have extremely limited voting rights.

Except as expressly stated in the Certificate of Determination of the Series A Preferred Stock, as a holder of Series A Preferred Stock, you will not have any relative, participating, optional, or other special voting rights and powers, and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or a sale of all or substantially all of our assets, except to the extent that such transaction materially and adversely changes the express powers, preferences, rights, or privileges of the holders of Series A Preferred Stock. None of the provisions relating to the Series A Preferred Stock contains any provisions affording the holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease, or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series A Preferred Stock, so long as the terms and rights of the holders of Series A Preferred Stock are not materially and adversely changed. See “Description of the Series A Preferred Stock—Voting Rights” on page S-28 of this prospectus supplement.

The issuance of future offerings of preferred stock may adversely affect the value of the Series A Preferred Stock.

Our articles of incorporation currently authorize the issuance of up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. The issuance of additional shares of Series A Preferred Stock and preferred stock that would rank on parity with the Series A Preferred Stock could have the effect of reducing the amounts available to the Series A Preferred Stock that may be issued in this offering upon our liquidation, dissolution, or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock that may be issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

In addition, although holders of Series A Preferred Stock are entitled to limited voting rights, as described in “Description of the Series A Preferred Stock—Voting Rights,” with respect to such matters, the Series A Preferred Stock will vote separately as a class along with the holders of all other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock. As a result, the voting rights of holders of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of preferred stock ranking on parity with the Series A Preferred Stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Corporate holders of the Series A Preferred Stock may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders of the Series A Preferred Stock will be eligible for the dividends-received deduction only if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As of the date of this prospectus supplement, we do not believe we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If a distribution with respect to our Series A Preferred Stock fails to qualify as a dividend, U.S. corporate holders would be unable to use the dividends-received deduction. For additional information, see “Material U.S. Federal Income Tax Consequences” beginning on page S-32 of this prospectus supplement.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Series A Preferred Stock.

If we are a United States real property holding corporation at any time within the five-year period preceding a disposition of Series A Preferred Stock or our common stock received with respect to the Series A Preferred Stock by a non-U.S. holder or the holder’s holding period of the stock disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. If we are a United States real property holding corporation, so long as the Series A Preferred Stock and our common stock are regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series A Preferred Stock or our common stock if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) not more than 5% of the total outstanding shares of the Series A Preferred Stock or our common stock, as the case may be. We believe that we are not a United States real property holding corporation (and do not believe we will become a United States real property holding corporation in the future), in which case, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series A Preferred Stock or our common stock. For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences” beginning on page S-32 of this prospectus supplement.

USE OF PROCEEDS

We expect to use any net proceeds to us from this offering along with our cash flow and borrowings under our credit agreement, primarily to fund our drilling and development expenditures on our existing inventory of exploration and development drilling projects and for incremental leasehold acquisitions. In addition, but to a lesser extent, available funds will be used to develop proved undeveloped reserves associated with other oil and gas properties, for exploration and for general corporate purposes. General corporate purposes may also include other newly generated development and exploration expenditures and financing of acquisitions of oil and gas properties and related assets.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been listed for trading on the NYSE MKT under the symbol “YUMA” since September 11, 2014. Prior to that date, the common stock was traded on the NYSE MKT under the symbol “PDO”. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock on the NYSE MKT.

	Common Stock Price
	High	Low
Quarter Ended
2012
March 31	$6.23	$3.82
June 30	5.20	4.05
September 30	4.85	4.07
December 31	4.56	3.75

2013
March 31	$4.48	$4.04
June 30	4.33	3.90
September 30	4.74	4.15
December 31	5.77	4.61

2014
March 31	$7.15	$4.86
June 30	6.30	5.03
September 30	5.92	3.81
December 31 (through December 18, 2014)	4.28	1.85

The closing price of our common stock, as reported on the NYSE MKT on December 18, 2014 was $2.68 per share. As of December 15, 2014, there were approximately 2,087 stockholders of record of our common stock.

Dividends

We have not paid cash dividends on our common stock in the past three years and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition under California law, we may not pay a dividend if, after giving effect, we would be unable to pay our debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time of the payment of the dividend to satisfy the preferential rights upon dissolution of stockholders whose preferential rights were superior to those receiving the dividend. In addition, our credit agreement does not permit us to pay dividends on our common stock. See “Description of the Series A Preferred Stock” for a description of the dividends we expect to pay on the shares of Series A Preferred Stock.

DESCRIPTION OF COMMON STOCK

This description of certain terms of our common stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our common stock set forth in the accompanying prospectus, to which description we hereby refer. The description of certain terms of our common stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our restated articles of incorporation (the “Articles”), our amended and restated bylaws, and California law. Copies of our Articles and our bylaws are available from us as described under “Where You Can Find More Information.”

Pursuant to our Articles, we are currently authorized to issue up to 300,000,000 shares of common stock, no par value. As of December 17, 2014, we had approximately 68,865,962 shares of common stock outstanding.

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. There are no cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to the rights of the Series A Preferred Stock. They are also entitled to share on a pro rata basis in any distribution to stockholders upon our liquidation, dissolution or winding up, subject to the rights of the Series A Preferred Stock. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by us, and neither the common stockholders nor the Company have the right to require the redemption of their shares or the conversion of their shares into any other class of Company stock.

Our common stock currently outstanding is listed on the NYSE MKT under the symbol “YUMA,” and the shares being sold in this offering have been approved for listing, subject to official notice of issuance, on the NYSE MKT under the existing symbol, will have the same CUSIP number as the currently outstanding shares of common stock and will trade interchangeably with the currently outstanding shares of common stock.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

This description of certain terms of the Series A Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description we hereby refer. The description of certain terms of the Series A Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our restated articles of incorporation (the “Articles”), our amended and restated bylaws, and California law. Copies of our Articles and our bylaws are available from us as described under “Where You Can Find More Information.”

General

Pursuant to our Articles, we are currently authorized to designate and issue up to 10,000,000 shares of preferred stock, no par value, in one or more classes or series and, subject to the limitations prescribed by our Articles and California law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders. Our board of directors designated a new series of preferred stock with the rights described herein consisting of up to 1,400,000 authorized shares, designated as 9.25% Series A Cumulative Redeemable Preferred Stock, which we refer to as the Series A Preferred Stock, by filing a Certificate of Determination (the “Certificate of Determination”) with the Secretary of State of the State of California setting forth the rights, preferences, privileges and restrictions of the Series A Preferred Stock. As of the date of this prospectus supplement, we have 507,739 shares of Series A Preferred Stock issued and outstanding. Following the designation of the Series A Preferred Stock by our board of directors, we have available 8,600,000 shares of undesignated preferred stock authorized under the terms of our Articles. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares.

The Series A Preferred Stock currently outstanding is listed on the NYSE MKT under the symbol “YUMAprA,” and the shares being sold in this offering have been approved for listing, subject to official notice of issuance, on the NYSE MKT under the existing symbol, will have the same CUSIP number as the currently outstanding shares of Series A Preferred Stock and will trade interchangeably with the currently outstanding shares of Series A Preferred Stock.

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock will be Computershare Trust Company, N.A. and its principal business address is 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (800) 962-4284. The Certificate of Determination provides that we will maintain an office or agency in one of the contiguous 48 states of the United States of America where shares of Series A Preferred Stock may be surrendered for payment (including redemption), registration of transfer or exchange.

Maturity

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them as described below under “—Redemption—Optional Redemption” or “—Redemption —Special Optional Redemption” or they become convertible and are converted as described below under “— Change of Control Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(i)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (ii) and (iii) below;

(ii)
junior to all equity securities we issue which do not have dividend rights and which have terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the distribution of our assets upon liquidation, dissolution or winding up (please see the section entitled “— Voting Rights” below);

(iii)
on parity with all other equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the distribution of our assets upon liquidation, dissolution or winding up; and

(iv)
effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate (the “Dividend Rate”) of 9.25% per annum based on the $25.00 per share liquidation preference (equivalent to $2.3125 per annum per share).

Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable monthly in arrears on the 1st day of each calendar month (each, a “dividend payment date”); provided that if any dividend payment date is not a business day (as defined below), then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day.

Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the 10th day preceding the applicable dividend payment date, or such other date that the Company establishes no less than 10 days and no more than 30 days preceding the dividend payment date (each, a “dividend record date”). The term “dividend period” means a period commencing on, and including, a dividend payment date, to, but not including, the following dividend payment date.

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the payment thereof would be unlawful under the laws of the State of California, or when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness (including but not limited to, our credit agreement, securities and other agreements being referred to as the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We could be prevented from paying cash dividends on the Series A Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series A Preferred Stock offered pursuant to this prospectus supplement, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Except as described in the next paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security, by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and cash solely in lieu of fractional shares of our capital stock, or under any employee benefit plan of the Company, including, but not limited to payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on parity that we may issue as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

Whenever (i) a Listing Event (as defined below) has occurred or (ii) dividends on any shares of Series A Preferred Stock are in arrears for any monthly dividend period within a quarterly period for a total of six (6) consecutive or non-consecutive quarterly periods (the events in clauses (i) and (ii) each being a “Penalty Event”), the Dividend Rate shall be increased by 2.00% per annum (the “Penalty Rate”) over the otherwise applicable Dividend Rate (which will be the equivalent of a 11.25% rate per annum, which is equivalent to $2.8125 per annum per share). For purposes hereof a “Listing Event” shall have occurred if, after November 30, 2014 the Series A Preferred Stock is not listed for trading on the NYSE, the NYSE MKT LLC (“NYSE MKT”) or NASDAQ Stock Market, Inc. (“NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ (each a “National Exchange”) for 180 or more consecutive days. This Penalty Rate shall remain in effect until a Correction Event (as defined below) has occurred with respect to each Penalty Event then continuing. Thereafter, the foregoing provisions will not be applicable unless there is again a failure to pay a monthly dividend during any future quarterly period. The term “Correction Event” means, (i) with respect to any Listing Event, the listing of the Series A Preferred Stock for trading on a National Exchange and (ii) with respect to a Penalty Event consisting of the non-payment of dividends for any monthly dividend period within a quarterly period for a total of six (6) consecutive or non-consecutive quarterly periods, the payment in full of all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the two most recent quarterly periods (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment).

The term “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law, regulation or executive order to close.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our equity securities we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our equity securities that we may issue ranking on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and conversion rights described below).

Redemption

The Series A Preferred Stock is not redeemable prior to October 23, 2017, except as described below under “—Special Optional Redemption.” In addition, no redemption shall occur under any circumstances if any term or condition contained in any Limiting Document prohibits it or if such redemption shall result in a default thereunder.

Optional Redemption. On and after October 23, 2017 we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Special Optional Redemption. Upon the occurrence of a Change of Control, provided no Limiting Document prohibits it, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Change of Control Conversion Rights” with respect to the shares called for redemption. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

A “Change of Control” is deemed to occur when, after any share of Series A Preferred Stock is originally issued by us, any of the following has occurred and is continuing:

●
a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of our voting stock representing more than 50% of the total voting power of our voting stock;

●	we sell, transfer, or otherwise dispose of all or substantially all of our assets; or

●
the consummation of a merger or share exchange with another entity when our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or when members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

Redemption Procedures. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records, not less than 30 nor more than 60 days’ prior to the redemption date, and will state the following:

●	the redemption date;

●	the number of shares of Series A Preferred Stock to be redeemed;

●	the redemption price;

●	the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

●	whether such redemption is being made pursuant to the provisions described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption”;

●
if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

●
if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

Immediately prior to any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Change of Control Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described above under “—Redemption— Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

●
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for accumulated and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

●	14.12 (the “Share Cap”), subject to certain adjustments as described below.

Anything in the Certificate of Determination to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 19,768,000 shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable).

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration” the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two or two or more types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between two or more types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

We will not issue fractional shares of our common stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

●	the events constituting the Change of Control;

●	the date of the Change of Control;

●	the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

●	the method and period for calculating the Common Stock Price;

●	the Change of Control Conversion Date;

●
that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

●	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

●	the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock;

●
the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

●	the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, we will also issue a press release containing such notice for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

●	the relevant Change of Control Conversion Date;

●	the number of shares of Series A Preferred Stock to be converted; and

●	that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The term “Change of Control Conversion Date” means the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.

The term “Common Stock Price” means (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal National Exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a National Exchange.

Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

●	the number of withdrawn shares of Series A Preferred Stock;

●	if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

●	the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of Series A Preferred Stock are held in book-entry form through DTC or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of our common stock or other property.

The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors—You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion rights may not adequately compensate you and may make it more difficult for a party to take over the Company or discourage a party from taking over the Company.”

Except as provided above, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.

Whenever a Penalty Event has occurred, the number of directors constituting our board of directors will, subject to the maximum number of directors authorized under our bylaws then in effect and California law, be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until a Correction Event has occurred with respect to each Penalty Event then continuing. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our equity securities upon which similar voting rights have been conferred and are exercisable, any directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any National Exchange on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.

If a special meeting is not called by us within 75 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the then outstanding shares of Series A Preferred Stock may designate a holder to call the meeting at our expense.

If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected shall occur (other than as a result of the removal of such director), then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the then outstanding shares of Series A Preferred Stock and any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors. Any director elected or appointed may be removed (and the corresponding vacancy created thereby may be filled) only by the affirmative vote of holders of the then outstanding shares of Series A Preferred Stock and any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities are entitled to vote as a class with the Series A Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the then outstanding shares of Series A Preferred Stock and any such other classes or series of equity securities, and may not be removed by the holders of our common stock.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our equity securities have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, at a meeting (voting together as a class with all other classes or series of equity securities that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock), (a) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and, provided further, that any increase in the amount of the authorized common stock or other equity securities we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or class or other series of equity securities that we may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the Certificate of Determination or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Preemptive Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Book-Entry Procedures

DTC will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You, as the actual owner of the shares of Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our Articles (including the Certificate of Determination), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A Preferred Stock will be paid directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of the Series A Preferred Stock offered by this prospectus supplement and accompanying prospectus. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series A Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). A change in law may significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series A Preferred Stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES A PREFERRED STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES A PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES A PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series A Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of our Series A Preferred Stock and you are for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

U.S. Holder: Distributions in General. In general, if distributions are made with respect to our Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions.” We currently do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series A Preferred Stock will generally be subject to a reduced maximum tax rate of up to 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series A Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex-dividend). In addition, if a dividend received by an individual stockholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock. Furthermore, under the 2010 Health Care and Education Reconciliation Act (“2010 Reconciliation Act”), dividends recognized by U.S. holders that are individuals could be subject to the 3.8% Medicare tax on net investment income. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate holders of Series A Preferred Stock generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181-day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate holders of Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate stockholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate stockholder receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the stockholder in certain instances must reduce its tax basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s tax basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each U.S. corporate holder of Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives on our Series A Preferred Stock.

Holder’s Conversion Option. If upon a Change of Control we do not exercise our call option and a U.S. holder elects to convert some or all of the holder’s Series A Preferred Stock into our common stock, the holder should not recognize gain or loss upon the conversion except as noted below. The U.S. holder’s conversion of Series A Preferred Stock into our common stock may result in a distribution taxed in the same manner as a cash distribution described under the heading “U.S. Holder: Distributions in General” if either: (i) the holder’s right is pursuant to a plan to periodically increase a stockholder’s proportionate interest in the assets or earnings and profits, or (ii) there are dividends in arrears on the Series A Preferred Stock at the time of the recapitalization, and as a result, there are increases in the holder’s interest in the assets or earnings and profits. In the latter case, the amount of the constructive distribution is limited to the lesser of (i) the amount by which the value of the common stock received exceeds the issue price of the Series A Preferred Stock, which in this case, would be the redemption premium; or (ii) the amount of dividends in arrears on the Series A Preferred Stock. We believe that any conversion of the Series A Preferred Stock into common stock should not be treated as pursuant to a plan to periodically increase the holders’ interest in the assets or earnings and profits. Accordingly, the amount of any deemed distribution upon conversion should be the lesser of: (i) the redemption premium for Series A Preferred Stock or (ii) the amount of dividends in arrears. Assuming we make regular payments of dividends on the Series A Preferred Stock, any constructive distribution attributable to conversion of the Series A Preferred Stock into common stock should be limited in amount.

U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred Stock exceeds one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized by U.S. holders that are individuals could be subject to the 3.8% Medicare tax on net investment income.

A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “U.S. Holder: Distributions in General.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

●	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

●	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

●	results in a “complete redemption” of a U.S. holder’s stock interest in the company under Section 302(b)(3) of the Code; or

●	is a redemption of stock held by a non-corporate stockholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series A Preferred Stock and our common stock that the U.S. holder actually owns, but also shares and other equity interests that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “U.S. Holder: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and, if the U.S. holder constructively owns our stock by reason of a family member’s ownership of our stock, the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of the Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series A Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in the “Description of the Series A Preferred Stock—Voting Rights.”

For purposes of the “redemption from non-corporate stockholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the stockholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature, and has been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “U.S. Holder: Distributions in General” apply.

U.S. Holder: Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of our Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series A Preferred Stock unless the beneficial owner of such Series A Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series A Preferred Stock by certain “non-U.S. holders” (as defined below). For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of Series A Preferred Stock and you are not a “U.S. holder.”

Non-U.S. Holder: Distributions on the Series A Preferred Stock. In general, if distributions (whether in cash or our common stock or Series A Preferred Stock) are made with respect to our Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s tax basis in the Series A Preferred Stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Non-U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions.” We currently do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. Furthermore, if we are a U.S. real property holding corporation, or a “USRPHC,” which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Non-U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of our Series A Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied, including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise.

Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Non-U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions. Any gain realized by a non-U.S. holder on the disposition of our Series A Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

●
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●
we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series A Preferred Stock. This assumes that our Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are a USRPHC and that our Series A Preferred Stock will be regularly traded on an established securities market.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

If a non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder’s holding period for the Series A Preferred Stock exceeds one year. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize long-term capital gain or loss, if the non-U.S. holder’s holding period for such Series A Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “Non-U.S. Holder: Distributions on the Series A Preferred Stock.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions.” Each non-U.S. holder of Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Non-U.S. Holder: Information Reporting and Backup Withholding. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series A Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts. Recently enacted legislation, the Foreign Account Tax Compliance Act (“FATCA”), will generally impose a 30% withholding tax on dividends on Series A Preferred Stock and the gross proceeds of a disposition of Series A Preferred Stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Foreign financial institutions located in jurisdictions that have an “intergovernmental agreement” with the United States governing FATCA may be subject to different rules.

The FATCA withholding tax of 30% generally will apply to dividends paid on shares of our Series A Preferred Stock after June 30, 2014, and will apply to gross proceeds from the disposition of shares of our Series A Preferred Stock after December 31, 2016.

Although administrative guidance and final Treasury regulations regarding the FATCA rules have recently been issued, the exact scope of these rules remains unclear. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in the Series A Preferred Stock.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement, or a sales agreement, dated as of December 19, 2014, with MLV acting as our agent. Pursuant to the sales agreement, we may from time to time offer and sell up to $18,829,742 in the aggregate of shares of our Series A Preferred Stock and our common stock. Any such sales may be made in negotiated transactions or other transactions that are deemed to be “at the market offerings,” including sales made directly on the NYSE MKT or sales made to or through a market maker other than on an exchange.

Upon its acceptance of written instructions from us, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell shares of our Series A Preferred Stock or our common stock, as the case may be, under the terms and subject to the conditions set forth in the sales agreement. We will instruct MLV as to the number of shares of our Series A Preferred Stock or our common stock to be sold by it. We may instruct MLV not to sell shares of Series A Preferred Stock or our common stock if the sale cannot be effected at or above the price designated by us in any instruction. We or MLV may suspend the offering of our Series A Preferred Stock and common stock upon proper notice and subject to other conditions.

MLV has agreed to provide written confirmation to us promptly and in no event later than the opening of the trading day on the NYSE MKT on the day following the trading day in which shares of our Series A Preferred Stock or common stock were sold under the sales agreement. Each confirmation is required to include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to MLV in connection with the sales.

We will pay MLV commissions for its services in acting as agent in the sale of our Series A Preferred Stock and common stock. MLV will be entitled to compensation of up to 6.0% of the gross sales proceeds of all shares of Series A Preferred Stock and common stock sold through it from time to time under the sales agreement.

We may also sell shares of Series A Preferred Stock or common stock to MLV as principal for its own account at a price agreed upon at the time of sale. If we sell shares of Series A Preferred Stock or common stock to MLV as principal, we will enter into a separate agreement setting forth the terms of such transaction, and, to the extent required by applicable law, we will describe this agreement in a separate prospectus supplement or pricing supplement. We have agreed to reimburse certain expenses of MLV in an amount not to exceed $15,000. We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $20,000.

Settlement for sales of shares of our Series A Preferred Stock or common stock will occur on the third trading day following the date on which any sales are made, or on some other date that is agreed upon by us and MLV in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar account. Sales of our Series A Preferred Stock and common stock as contemplated by this prospectus supplement will be settled through the facilities of DTC.

We will report at least quarterly the number of shares of our Series A Preferred Stock and common stock sold through MLV under the sales agreement, the net proceeds to us and the compensation paid by us to MLV in connection with the sales of our Series A Preferred Stock and common stock.

The offering of shares of our Series A Preferred Stock and common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all Series A Preferred Stock and common stock subject to the sales agreement through MLV on the terms and subject to the conditions set forth in the sales agreement and (2) termination of the sales agreement. The sales agreement may be terminated by us or MLV, each in its sole discretion, at any time by giving notice to the other party.

MLV and its affiliates have provided and may in the future provide various investment banking and advisory services to us from time to time for which they have received, and are expected to receive, customary fees and expenses. MLV previously acted as an underwriter in a public offering of 507,739 shares of our Series A Preferred Stock completed on October 24, 2014, for which MLV and the other underwriters received customary compensation.

In connection with the sale of shares of our Series A Preferred Stock and common stock on our behalf, MLV may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of MLV may be deemed to be underwriting commissions or discounts. We have agreed to indemnify MLV against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that MLV may be required to make because of those liabilities.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet websites maintained by the agent of this offering and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the agent’s website and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

LEGAL MATTERS

The validity of the Series A Preferred Stock and common stock being offered by this prospectus supplement will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Certain legal matters will be passed upon for the agent by LeClairRyan, A Professional Corporation, New York, New York.

EXPERTS

The financial statements for Yuma Energy, Inc. (formerly Pyramid Oil Company) as of December 31, 2013 and 2012, and for each of the three fiscal years in the period ended December 31, 2013, incorporated by reference in this prospectus supplement have been audited by SingerLewak LLP, an independent registered public accounting firm, as set forth in their report and have been so incorporated in reliance on such report of SingerLewak LLP given upon their authority as experts in accounting and auditing.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Yuma Energy, Inc. (formerly Pyramid Oil Company) as of December 31, 2013 and for the year ended December 31, 2013 and incorporated by reference in this prospectus supplement was prepared by MHA Petroleum Consultants, LLC, an independent reserve engineering firm, and is incorporated herein in reliance upon their authority as experts in reserves and present values.

The consolidated financial statements for The Yuma Companies, Inc. as of December 31, 2013 and 2012, and for each of the three fiscal years in the period ended December 31, 2013, incorporated by reference in this prospectus supplement have been so incorporated in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of The Yuma Companies, Inc. as of December 31, 2013 and for the year ended December 31, 2013 and incorporated by reference in this prospectus supplement was prepared by Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, and is incorporated herein in reliance upon their authority as experts in reserves and present values.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company, and the securities offered by this prospectus supplement, reference is hereby made to the registration statement. The registration statement, including the documents incorporated by reference therein and the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above or may be obtained at the SEC’s Internet site set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items.

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014, and Amendment No. 1 on Form 10-K/A filed with the SEC on June 13, 2014;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 15, 2014;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 14, 2014;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 14, 2014; and

●
Our Current Reports on Form 8-K filed with the SEC on February 6, 2014, March 31, 2014, May 15, 2014, August 4, 2014, August 12, 2014, August 14, 2014, September 16, 2014, October 14, 2014, October 22, 2014, October 29, 2014, November 17, 2014 and December 4, 2014, and on Form 8-K/A filed on September 22, 2014.

The audited consolidated financial statements for Yuma Co. for the three years ended December 31, 2013 are incorporated herein by reference to Exhibit 99.4 to our Current Report on Form 8-K/A filed with the SEC on September 22, 2014. The unaudited consolidated financial statements for Yuma Co. for the quarterly period ended June 30, 2014 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K/A filed with the SEC on September 22, 2014. The unaudited consolidated financial statements for Yuma Co. for the quarterly period ended March 31, 2014 are incorporated herein by reference to pages F-59 to F-78 of our Registration Statement on Form S-4/A filed with the SEC on August 7, 2014 (Registration No. 333-197826). The unaudited pro forma condensed combined financial information are incorporated herein by reference to Exhibit 99.3 to our Current Report on Form 8-K/A filed with the SEC on September 22, 2014.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the termination of our offering of securities shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus supplement from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this document. You can obtain documents incorporated by reference in this prospectus supplement, at no cost, by requesting them in writing or by telephone from us at:

Yuma Energy, Inc.
Attention: Corporate Secretary
1177 West Loop South, Suite 1825
Houston, Texas 77027
Telephone: (713) 968-7000

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

Prospectus

Pyramid Oil Company

$30,000,000
Common Stock
Preferred Stock

Warrants
 Units

We may offer, issue and sell, from time to time and in one or more offerings, up to $30,000,000 in the aggregate of our common stock, preferred stock, warrants to purchase our common stock or preferred stock and/or units consisting of any combination of these securities. We will provide the specific terms of each offering of these securities, including the price and the type and amount of securities to be offered, issued and sold, in a supplement to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

We may offer, issue and sell these securities directly to purchasers or through one or more underwriters, dealers and agents, and on a continuous or delayed basis. If we sell securities through underwriters, dealers or agents, we will include their names and the fees, commissions and discounts that they will receive, as well as the net proceeds to us, in the prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to the offered securities shall not constitute an offer of any other securities covered by this prospectus.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

Investing in our securities involves significant risks. See “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement for a discussion of the risks that you should consider before you invest in our securities.

Our common stock is traded on the NYSE MKT under the symbol “PDO.” As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on a national securities exchange or quoted on an automated quotation system. On October 31, 2013, the closing price for our common stock on the NYSE MKT was $5.28 per share. As of October 31, 2013, the aggregate market value of our outstanding common stock held by non-affiliates, or our public float, was approximately $14,915,113, which was calculated based on 2,824,832 shares of outstanding common stock held by non-affiliates and on a closing price per share of $5.28 on October 31, 2013. We have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus. During any 12-month period from and after the date of this prospectus, we will not sell securities in primary offerings under General Instruction I.B.6 of Form S-3 having an aggregate market value of more than one-third of our public float.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2013.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS	1

PYRAMID OIL COMPANY	2

RISK FACTORS	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2

USE OF PROCEEDS	3

THE SECURITIES THAT WE MAY OFFER	3

DESCRIPTION OF COMMON STOCK	3

DESCRIPTION OF PREFERRED STOCK	3

DESCRIPTION OF WARRANTS	5

DESCRIPTION OF UNITS	6

PLAN OF DISTRIBUTION	7

LEGAL MATTERS	9

EXPERTS	9

WHERE YOU CAN FIND MORE INFORMATION	9

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	9

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more transactions up to a total dollar amount of $30,000,000.

The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our securities, you should review the registration statement and the exhibits filed with the registration statement. In addition, the SEC allows us to incorporate by reference into this prospectus information in the reports and other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those reports and other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and, where applicable, modify or supersede that information. You may read the registration statement (including its exhibits) and the reports and other documents that we file with the SEC at the SEC’s website, www.sec.gov, or at the SEC’s Public Reference Room described below under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information by Reference.” To the extent that any information in the prospectus supplement is inconsistent with the information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus.

This prospectus and the related prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the related prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus and the related prospectus supplement is accurate as of any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct as of any date subsequent to the date of the document incorporated by reference, even though this prospectus and any related prospectus supplement is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in this prospectus, in the related prospectus supplement and in any document incorporated by reference into this prospectus. We have not authorized any salesperson, dealer or other person to provide you with information different from that contained in this prospectus, in the related prospectus supplement or in any document incorporated by reference into this prospectus, and you are not entitled to rely upon any such different information.

References in this prospectus to “Pyramid Oil,” “we,” “us” and “our” refer to Pyramid Oil Company, a California corporation.

PYRAMID OIL COMPANY

Since our incorporation on October 9, 1909, we have been engaged in the business of the exploration, development and production of crude oil and natural gas. We acquire interests in land and producing properties through acquisitions and leases and then drill and/or operate crude oil or natural gas wells in efforts to discover and produce oil and gas. Crude oil and natural gas produced from these properties are sold to various refineries and pipeline companies. The majority of the oil and gas properties that we own and operate are for our account. We also participate in joint ventures with other companies in the development of oil and gas properties.

Although we own some minor oil and gas interests in New York, Wyoming and Texas, all of our major revenue-producing properties are in California. During 2012, we operated 17 leases within California, 15 of which had total annual gross oil production exceeding 1,000 barrels per lease. During the fiscal year ended December 31, 2012, we had gross revenues of $4,995,327 and net income of $777,545. For the six months ended June 30, 2013, we had gross revenues of $2,162,212 and net income of $242,757.

Our principal executive offices are located at 2008 – 21st Street, Bakersfield, California 93302, and our telephone number is (661) 325-1000. Our website address is www.pyramidoil.com, although the information on our website is not deemed to be part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the related prospectus supplement, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings with the SEC. You should also carefully consider any additional risks that are described in the prospectus supplement related to the offering of our securities. If one or more of these risks materializes, our business, financial condition and results of operations may be adversely affected. In that event, the value of our securities could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements, and we anticipate that the related prospectus supplement will contain forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “anticipate,” “predict,” or “expect” and similar expressions. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in many cases, beyond our control. Forward-looking statements are not guarantees of future performance. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Factors that may cause actual events or results to differ from those discussed in the forward-looking statements include, without limitation, (1) our ability to identify, acquire and develop additional oil and gas properties, (2) fluctuations in the prices of oil and gas, (3) the effect of competition, (4) the effect of environmental regulations and other governmental regulation of oil and gas exploration and development, and (5) our ability to retain key members of management.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities described in this prospectus for general corporate purposes, including working capital, crude oil and natural gas exploration, development and production and other business opportunities. Until we use the net proceeds for these purposes, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

THE SECURITIES THAT WE MAY OFFER

We, directly or through underwriters, dealers or agents designated by us from time to time, may offer, issue and sell, together or separately:

●	shares of our common stock, no par value;
●	shares of our preferred stock, no par value;
●	warrants to purchase our common stock and/or preferred stock; and
●	units consisting of our common stock, preferred stock and/or warrants in any combination.

The common stock, the preferred stock, the warrants and the units collectively are referred to in this prospectus as the “securities.”

We have summarized below the material terms of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the detailed terms of the securities offered by that supplement. If indicated in the prospectus supplement, the terms of the offered securities may differ from the terms summarized below.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock. As of October 31, 2013, 4,688,085 shares of our common stock were outstanding and there were outstanding options to purchase 110,000 shares of our common stock.

The following summary describes certain provisions of our common stock, but does not purport to be complete and is subject to and qualified in its entirety by the applicable provisions of the California General Corporation Law and our articles of incorporation and bylaws.

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders, provided that shareholders have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use. They are also entitled to share on a pro rata basis in any distribution to shareholders upon our liquidation, dissolution or winding up. Common shareholders do not have preemptive rights to subscribe to any additional stock issuances by us, and neither the common shareholders nor we have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock.

The transfer agent and registrar of our common stock is Computershare Trust Company, N.A.; 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (800) 962-4284.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock. As of October 31, 2013, no shares of our preferred stock were outstanding and no options to purchase shares of our preferred stock were outstanding.

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, which may include dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares that constitute any series. The board of directors may exercise this authority without any further action by our shareholders.

Our board of directors will fix the rights, preferences, privileges and restrictions of the preferred stock of each series that we offer and sell under this prospectus in a certificate of determination to be filed with the California Secretary of State relating to each such series. The applicable prospectus supplement and certificate of determination will describe, to the extent applicable:

●	the title and stated value of such series;

●	the number of shares we are offering;

●	the liquidation preference per share;

●	the purchase price per share;

●	the dividend rate per share, dividend period, payment date or dates and method of calculation of dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

●	the procedures for any auction and remarketing;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or other market;

●
whether the preferred stock will be convertible into our common stock and, if applicable, the conversion price, or how it will be calculated, and under what circumstances and the mechanism by which it may be adjusted, and the conversion period;

●	voting rights, if any;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●
any limitations on issuances of any class or series of preferred stock ranking senior or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, rights, preferences, privileges and restrictions regarding the preferred stock.

We believe that the power to issue preferred stock will provide our board of directors with flexibility in connection with certain possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of our common stock, restrict their rights to receive payment upon liquidation, and have the effect of delaying, deferring or preventing a change in control which may be beneficial to our shareholders.

DESCRIPTION OF WARRANTS

We may offer, issue and sell warrants to purchase shares of our common stock and/or preferred stock. The warrants may be issued independently or as a part of units consisting of shares of our common stock and/or preferred stock and warrants to purchase additional shares of our common stock and/or preferred stock. If the warrants are issued pursuant to warrant agreements, we will so specify in the prospectus supplement relating to the warrants being offered pursuant to the prospectus supplement.

The following description will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms. The forms of any warrant certificates or warrant agreements evidencing the warrants that we issue will be filed with the SEC and incorporated by reference into this prospectus, and you should carefully review such documents.

The prospectus supplement will describe the following terms of warrants to purchase our common stock and/or preferred stock, to the extent applicable:

●	the title of the warrants;

●	the common stock and/or preferred stock for which the warrants are exercisable;

●	the price at which the warrants will be issued and the exercise price of the warrants;

●	the aggregate number of warrants offered;

●	the number of shares of common stock and/or preferred stock that may be purchased upon the exercise of each warrant;

●
whether the warrants are being offered separately or as a part of units consisting of shares of our common stock and/or preferred stock and warrants to purchase additional shares of our common stock and/or preferred stock;

●	the terms of any right by us to redeem the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which this right will expire;

●	the procedures for exercising the warrants;

●	the terms on which the warrants may be amended;

●
the terms of any adjustments in the warrant exercise price and the number of shares of common stock and/or preferred stock purchasable upon the exercise of each warrant to be made in connection with certain events, including the issuance of a stock dividend to holders of common stock and/or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock and/or preferred stock;

●	the effect on the warrants of our merger or consolidation with another entity or our sale of all or substantially all of our assets;

●	the maximum or minimum number of warrants which may be exercised at any time; and

●	the material United States income tax consequences applicable to the warrants and their exercise.

Holders of warrants to purchase common stock and/or preferred stock will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void. Upon our receipt of the exercise price of the warrants upon the due exercise of the warrants, we will, as soon as practicable, forward the securities purchasable upon exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

We may offer, issue and sell units that consist of shares of our common stock, shares of our preferred stock and/or warrants to purchase additional shares of our common stock and/or preferred stock. For example, we may elect to issue units for a specified price per unit, with each unit consisting of one share of our common stock and one warrant to purchase one additional share of our common stock at a specified price. The holder of a unit will also hold each security that is included in the unit.

We have provided in the preceding sections of this prospectus a general description of our common stock, preferred stock and warrants that we may offer. If we elect to offer units, we will describe the specific terms of the units in a supplement to this prospectus. Among other things, the prospectus supplement will describe, to the extent applicable:

●	the price of each unit;

●	the securities comprising each unit;

●	the exercise price of the warrants comprising part of the units;

●	the aggregate number of units offered;

●	the number of shares of common stock and/or preferred stock that may be purchased upon the exercise of each warrant comprising part of a unit;

●	the terms of any right by us to redeem any of the securities comprising the units;

●	the date on which the right to exercise the warrants forming part of the units will commence and the date on which this right will expire;

●	any transfer restrictions on the units, including whether the securities comprising the units may be transferred separately;

●	the terms on which the units or warrants forming part of the units may be amended;

●	with respect to warrants forming part of the units, the other matters listed above under “Description of Warrants”; and

●	the material United States income tax consequences applicable to the units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities:

●	to or through underwriters, dealers or agents for resale to the public or to a limited number of purchasers;

●	directly to one or more purchasers; or

●	through a combination of these methods of sale.

The prospectus supplement will describe the terms of the offering, including the names of any underwriters, dealers or agents engaged by us, the purchase price of the securities and the net proceeds to be received by us.

The securities offered by us may be sold from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to the prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time.

If we utilize one or more dealers in the sale of the securities being offered by this prospectus, we will sell the securities to the dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale.

If we utilize one or more underwriters in the sale of the securities being offered by this prospectus, we may execute an underwriting agreement with the underwriters at the time of sale and we will provide the name of any underwriters in the prospectus supplement which the managing underwriters will use to make resales of the securities to the public. The underwriters may agree to purchase the securities from us either on a firm commitment or best efforts basis. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate the underwriters in the form of underwriting discounts or commissions. The underwriters may sell the securities to or through dealers, and the underwriters may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will describe in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The prospectus supplement also will describe any over-allotment option under which the underwriters may purchase additional securities from us.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to such liabilities.

All securities that we offer, other than our common stock, will be new issues of securities with no established trading market. Any underwriters may make a market for such securities, but will not be obligated to do so and may discontinue any such market at any time. We cannot guarantee the liquidity of the trading market for any such securities.

To facilitate the offering of securities, any underwriters participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. These transactions may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In such circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Any underwriters who are qualified market makers on the NYSE MKT may engage in passive market making transactions in our common stock on the NYSE MKT in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the period specified in Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Such passive market making may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market, and such passive market making may be discontinued at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

TroyGould PC, Los Angeles, California, has issued an opinion about certain matters with respect to the securities covered by this prospectus.

EXPERTS

Our financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Singer Lewak LLP, an independent registered public accounting firm, as stated in their report, which is included in such Annual Report on Form 10-K and also is incorporated into this prospectus by reference. Our financial statements are incorporated herein in reliance upon such report of SingerLewak LLP given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act for the securities offered under this prospectus (the “Form S-3 Registration Statement”). The Form S-3 Registration Statement, including the exhibits to the Form S-3 Registration Statement, contains additional information about us and the securities offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the Form S-3 Registration Statement. For further information about us and our securities, you should review the Form S-3 Registration Statement and the exhibits filed with the Form S-3 Registration Statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate into this prospectus by reference the information we file with it, which means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and, where applicable, modify or supersede that information.

We incorporate by reference into this prospectus the following documents that we have filed, or will file, with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 29, 2013;

●	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 14, 2013, and for the quarter ended June 30, 2013, filed with the SEC on August 14, 2013;

●	Our Current Reports on Form 8-K filed with the SEC on April 2, 2013, May 15, 2013, June 10, 2013, August 15, 2013, October 4, 2013 and October 10, 2013, respectively;

●
The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 15, 2006, and any amendment or report subsequently filed for the purpose of updating such description; and

●
Each document that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which we filed the Form S-3 Registration Statement and before the termination of this offering, with information in each such filing to be deemed to be incorporated by reference into this prospectus as of the date we make the filing with the SEC.

You may request a copy of any of these filings from us at no cost by writing or calling our Corporate Secretary at the following address or telephone number: Pyramid Oil Company; 2008 – 21st Street, Bakersfield, California 93302; (661) 325-1000.

Notwithstanding the foregoing, no portion of any document that is “furnished” but not “filed” in accordance with SEC rules under Exchange Act shall be deemed to be incorporated by reference into the Form S-3 Registration Statement. Any statement contained in the Form S-3 Registration Statement or in a document incorporated by reference into the Form S-3 Registration Statement will be deemed to be modified or superseded for purposes of the Form S-3 Registration Statement to the extent that a statement contained in the Form S-3 Registration Statement or in any other subsequently filed document that is incorporated by reference into the Form S-3 Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Form S-3 Registration Statement.

Yuma Energy, Inc.

$18,829,742

9.25% Series A Cumulative Redeemable Preferred Stock

Common Stock

PROSPECTUS SUPPLEMENT

December 19, 2014